Exhibit 99.1

Date:	February 5, 2019	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
HUBBELL REPORTS 2018 FOURTH QUARTER AND FULL YEAR RESULTS;
FOURTH QUARTER NET SALES OF $1,144 MILLION, EARNINGS PER DILUTED SHARE OF $1.60 AND ADJUSTED EARNINGS PER DILUTED SHARE OF $1.72

•	Q4 net sales up 25% (+5% organic, +20% acquisitions)

•	Q4 adjusted diluted EPS of $1.72(1)

▪	Adjusted excludes Aclara acquisition-related costs ($0.12)

▪	Includes legacy intangible amortization ($0.12)

•	Full year 2018 free cash flow of $421 million, 117% of net income(3)

•	FY18 diluted EPS $6.54; adjusted diluted EPS of $7.29(1)

▪	Includes restructuring & related costs ($0.22)

▪	Includes legacy intangible amortization ($0.48)

▪	Adjusted excludes Aclara intangible amortization ($0.57) and acquisition costs ($0.18)

•	FY19 diluted EPS expected range of $6.80 to $7.20; adjusted diluted EPS of $7.80 to $8.20(1)

▪	Includes restructuring & related costs (~$0.40), primarily footprint consolidation

▪	Adjusted excludes ALL intangible amortization (~$1.00)

SHELTON, CT. (February 5, 2019) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the fourth quarter and full year ended December 31, 2018.
Net sales in the fourth quarter of 2018 were $1,144 million, an increase of 25% compared to the $918 million reported in the same period of 2017. Operating income in the quarter was $137 million, or 11.9% of net sales, as compared to $127 million, or 13.8% of net sales, in the same period of 2017. Excluding Aclara acquisition-related costs, adjusted operating income was $144 million in the fourth quarter of 2018 as compared to $133 million in the same period of 2017(1). The effective tax rate in the fourth quarter of 2018 was 22.2%. Net income attributable to Hubbell in the fourth quarter of 2018 was $88 million as compared to $20 million reported in the same period of 2017. Adjusted net income, which excludes U.S. Tax Reform charges from 2017 and Aclara acquisition-related costs from 2017 and 2018, was $94 million in the fourth quarter of 2018, compared to $83 million in the same period of 2017(1). Earnings per diluted share for the fourth quarter of 2018 were $1.60, compared to $0.37 in the fourth quarter of 2017. Adjusted earnings per diluted share for the fourth quarter of 2018 were $1.72 compared to $1.50 in the same period of 2017(1).
Net cash provided from operating activities was $178 million in the fourth quarter of 2018 versus $150 million in the comparable period of 2017. Free cash flow (defined as cash flow provided by operating activities less capital expenditures) was $152 million in the fourth quarter of 2018 versus $124 million reported in the comparable period of 2017(3).
Net sales for the full year 2018 were $4.5 billion, an increase of 22% compared to the full year 2017. Operating income was $557 million compared to $519 million for the comparable period of 2017. Excluding Aclara acquisition-related costs, adjusted operating income was $607 million compared to $526 million in the same period of 2017(1). Net income attributable to Hubbell for the full year 2018 was $360 million compared to the $243 million reported in 2017. Adjusted net income was $402 million in 2018, compared to $312 million in the same period of 2017(1). Earnings per diluted share were $6.54 for 2018 and $4.39 for 2017. Adjusted earnings per diluted share for the full year 2018 were up 29% to $7.29, compared to $5.64 in the same period of 2017(1).
Net cash provided from operating activities was $517 million for the full year 2018 compared to $379 million reported in 2017. Free cash flow (defined as cash flow from operating activities less capital expenditures) was $421 million for the full year 2018 compared to $299 million reported in 2017(3).

OPERATIONS REVIEW
"Continued strength in end markets and improved traction on price realization drove another strong quarter of 5% organic growth," said David G. Nord, Chairman, President and Chief Executive Officer. "All major end markets once again expanded and we saw notable strength in core industrial, outside-plant-telecommunications, and gas distribution. Lighting markets were stronger than initially anticipated, primarily driven by strength in Residential, while C&I saw modest volume growth and overall Lighting price was slightly positive. In addition, acquisitions contributed 20 points to sales growth. We are encouraged by the continued strength in demand for Aclara's products, with strong revenue performance in 2018 and a robust backlog and project pipeline.
"In both Electrical and Power segments, we are achieving continued traction on pricing initiatives, and price realization in the quarter increased on a sequential basis. While higher year over year material costs, including tariffs, were a headwind to our operating margins as expected, the gap between price recovery and these costs improved sequentially. Consistent with our initiative to drive savings and operational efficiencies, we accelerated cost actions into the fourth quarter to actively combat broader inflationary pressures." Mr. Nord continued, "The Aclara acquisition was again accretive in the quarter, although it continued to be unfavorable to Power segment margins, as expected."
Mr. Nord added, "Free cash flow performance was once again a highlight, with full year free cash flow of $421 million, up 41% versus 2017 and representing 117% conversion on reported net income.(3) The Company's ongoing focus on working capital is increasingly visible in better inventory management, while maintaining high levels of customer service and delivering higher volumes. We expect to continue driving improvements in this area in the future."

SEGMENT REVIEW
The year-over-year comparisons in this segment review are based on fourth quarter results in 2018 and 2017.
Electrical segment net sales in the fourth quarter of 2018 increased 5% to $667 million compared to $635 million reported in the fourth quarter of 2017, with organic sales growth of 5% in the quarter. Operating income was $74 million, or 11.1% of net sales, compared to $79 million, or 12.4% of net sales in the same period of 2017. The decrease in operating income and operating margin was primarily due to material cost inflation and tariffs in excess of price, as well as cost increases in excess of productivity.
Power segment net sales in the fourth quarter of 2018 increased 69% to $478 million compared to $283 million reported in the fourth quarter of 2017. Acquisitions added 66% to sales in the quarter, while the unfavorable impact of foreign currency translation reduced sales by 1%. Organic growth was up 4% in the quarter. Operating income in the fourth quarter of 2018 was $62 million, or 13.0% of net sales, compared to $48 million, or 16.9% of net sales in the same period of 2017. Excluding Aclara acquisition-related costs, adjusted operating income was $70 million, or 14.6% of net sales in the fourth quarter of 2018 as compared to $54 million, or 19.2% of net sales in the same period of 2017. Changes in operating income and operating margin were due to the impact of acquisitions, increases in material costs and tariffs in excess of price, and the absence of a one-time insurance recovery benefit in the fourth quarter of 2017.

SUMMARY & OUTLOOK

For the full year 2019, Hubbell expects end market growth of approximately 2% to 3% in the aggregate and approximately 1% growth from acquisitions, driven by Aclara. The end market outlook includes growth of 1 - 3% in non-residential markets, 0 - 2% in residential markets, 3 - 5% in oil and gas markets, 2 - 4% in Electrical T&D markets, and 2 - 4% in industrial markets.
The Company expects 2019 reported diluted earnings per share in the range of $6.80 to $7.20 and adjusted diluted earnings per share (“Adjusted EPS”) in the range of $7.80 to $8.20(1). Adjusted EPS excludes all intangible amortization, which the company expects to be approximately $1.00 for the full year. The Company believes Adjusted EPS is an insightful measure of underlying financial performance in light of our acquisition strategy.
These ranges are based on a tax rate of 23% to 24% and include approximately $0.40 of restructuring and related investment, primarily driven by footprint consolidation efforts. These ranges also include the impact of Section 301 Tariff Lists 1, 2 and 3, and related remediation actions.
Hubbell also expects free cash flow to be ~110% of reported net income in 2019(3).
"Hubbell achieved strong organic growth, earnings growth, and free cash flow in 2018, while also successfully integrating the largest acquisition in the Company's history. Inflationary pressures, including tariffs, were a challenge, but we have exited the year with positive momentum and are committed to offsetting material cost inflation with price in 2019," concluded Mr. Nord. "Looking forward, we are increasing our investment in footprint consolidation to accelerate benefits from operational efficiencies and cost reduction; as a result, we expect to double our restructuring and related investment to approximately $0.40 per year in each of 2019 and 2020. We are taking aggressive and decisive actions today to position Hubbell to outperform. With pricing and innovation initiatives, as well as productivity and cost takeout efforts, we are confident in our ability to get ahead of anticipated challenges, while remaining committed to producing quality products, providing reliable service for our customers, and deploying capital effectively."

CONFERENCE CALL
Hubbell will conduct an earnings conference call to discuss its fourth quarter and full year 2018 financial results today, February 5, 2019 at 10:00 a.m. ET. A live audio of the conference call will be available and can be accessed by visiting Hubbell's “Investor Relations - Events/Presentations” section of www.hubbell.com. Audio replays of the recorded conference call will be available after the call and can be accessed two hours after the conclusion of the original conference call by calling (855) 859-2056 and using passcode 1596603. The replay will remain available until March 4, 2019 at 11:59 p.m. ET. Audio replays will also be available at the conclusion of the call by visiting www.hubbell.com and selecting “Investors” from the options at the bottom of the page and then “Events/Presentations” from the drop-down menu.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about expectations regarding our financial results and outlook, expectations regarding the potential financial impact of U.S. tax reform including on our ability to repatriate cash from abroad and reduce our core operating tax rate, expectations with respect to the impact of the Aclara acquisition and integration, projected modified earnings per share expectations, outperforming end markets, capital deployment, restructuring actions, anticipations regarding restructuring and related costs, market conditions, foreign exchange rates, shareholder and customer value creation, and other statements that are not strictly historic in nature. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic conditions are forward-looking, including those regarding restructuring actions, as well as from a lower U.S. tax rate and higher cash earnings from the Aclara acquisition and expectations regarding the future growth of the Company’s end markets. These statements may be identified by the use of forward-looking words or phrases such as "target", "believe", "continues", "improved", "leading", "improving", "continuing growth", "continued", "ranging", "contributing", "primarily", "plan", "expect", "anticipated", "expected", "expectations", "should result", "uncertain", "goals", "projected", "on track", "likely", "intend" and others. Such forward-looking statements are based on the Company's current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; the effects of tariffs and other trade actions taken by the U.S. and other countries; the impact of U.S. Tax Reform legislation; expected benefits of productivity improvements and cost reduction actions; pension expense; effects of unfavorable foreign currency exchange rates; price and material costs; general economic and business conditions; the impact of and the ability to complete strategic acquisitions and integrate acquired companies, including risks associated with the Aclara acquisition, such as competitive responses to the transaction, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies, diversion of management’s attention from ongoing business operations and opportunities; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; and other factors described in our Securities and Exchange Commission filings, including the "Business", "Risk Factors", and "Quantitative and Qualitative Disclosures about Market Risk" Sections in the Annual Report on Form 10-K for the year ended December 31, 2018.

About the Company
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2018 revenues of $4.5 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

Contact:	Dan Innamorato
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4292

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net sales	$1,144.1	$917.7	$4,481.7	$3,668.8
Cost of goods sold	823.5	628.3	3,181.3	2,513.7
Gross profit	320.6	289.4	1,300.4	1,155.1
Selling & administrative expenses	184.0	162.9	743.5	636.3
Operating income	136.6	126.5	556.9	518.8
Operating income as a % of Net sales	11.9%	13.8%	12.4%	14.1%
Interest expense, net	(17.8)	(9.7)	(72.3)	(44.0)
Loss on extinguishment of debt	—	—	—	(10.1)
Other income (expense), net	(4.1)	(4.9)	(17.6)	(21.6)
Total other expense, net	(21.9)	(14.6)	(89.9)	(75.7)
Income before income taxes	114.7	111.9	467.0	443.1
Provision for income taxes	25.5	89.5	100.9	193.2
Net income	89.2	22.4	366.1	249.9
Less: Net income attributable to noncontrolling interest	1.2	2.0	5.9	6.8
Net income attributable to Hubbell	$88.0	$20.4	$360.2	$243.1
Earnings Per Share:
Basic	$1.61	$0.37	$6.57	$4.42
Diluted	$1.60	$0.37	$6.54	$4.39
Cash dividends per common share	$0.84	$0.77	$3.15	$2.87

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$189.0	$375.0
Short-term investments	9.2	14.5
Accounts receivable, net	725.4	540.3
Inventories, net	651.0	634.7
Other current assets	69.1	39.6
TOTAL CURRENT ASSETS	1,643.7	1,604.1
Property, plant and equipment, net	502.1	458.3
Investments	56.3	57.7
Goodwill	1,784.4	1,089.0
Intangible assets, net	819.5	460.4
Other long-term assets	66.1	51.1
TOTAL ASSETS	$4,872.1	$3,720.6
LIABILITIES AND EQUITY
Short-term debt	$56.1	$68.1
Accounts payable	393.7	326.5
Accrued salaries, wages and employee benefits	101.6	76.6
Accrued insurance	61.3	60.0
Other accrued liabilities	226.6	174.9
TOTAL CURRENT LIABILITIES	839.3	706.1
Long-term debt	1,737.1	987.1
Other non-current liabilities	496.8	379.5
TOTAL LIABILITIES	3,073.2	2,072.7
Hubbell shareholders’ equity	1,780.6	1,634.2
Noncontrolling interest	18.3	13.7
TOTAL EQUITY	1,798.9	1,647.9
TOTAL LIABILITIES AND EQUITY	$4,872.1	$3,720.6

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Twelve Months Ended December 31,
	2018	2017
Cash Flows From Operating Activities
Net income attributable to Hubbell	$360.2	$243.1
Depreciation and amortization	148.4	98.2
Stock-based compensation expense	24.2	22.3
Deferred income taxes	49.0	(14.3)
Loss on extinguishment of debt	—	10.1
Accounts receivable, net	(75.4)	3.9
Inventories, net	34.2	(90.3)
Accounts payable	21.5	25.0
Current liabilities	(5.9)	32.4
Contributions to defined benefit pension plans	(27.9)	(1.7)
Other, net	(11.2)	50.3
Net cash provided by operating activities	517.1	379.0
Cash Flows From Investing Activities
Capital expenditures	(96.2)	(79.7)
Acquisition of businesses, net of cash acquired	(1,118.0)	(184.1)
Net change in investments	3.9	(3.5)
Other, net	8.9	21.7
Net cash used in investing activities	(1,201.4)	(245.6)
Cash Flows From Financing Activities
Long-term debt issuance, net	778.7	(2.4)
Short-term debt borrowings, net	(37.2)	64.6
Payment of dividends	(172.3)	(157.6)
Repurchase of common shares	(40.0)	(92.5)
Make whole payment for the extinguishment of long term debt	—	(9.9)
Other, net	(22.7)	(16.5)
Net cash (used) provided by financing activities	506.5	(214.3)
Effect of foreign exchange rate changes on cash and cash equivalents	(8.2)	18.3
Increase (decrease) in cash and cash equivalents	(186.0)	(62.6)
Cash and cash equivalents
Beginning of period	375.0	437.6
End of period	$189.0	$375.0

HUBBELL INCORPORATED
Earnings Per Share and Adjusted Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Change	2018	2017	Change

Net income attributable to Hubbell (GAAP measure)	$88.0	$20.4	331%	$360.2	$243.1	48%
Income tax expense associated with U.S. Tax Reform	—	56.5		—	56.5
Loss on extinguishment of debt, net of tax	—	—		—	6.3
Aclara acquisition-related and transaction costs, net of tax	6.2	6.0		41.5	6.0
Adjusted Net Income (1)	$94.2	$82.9	14%	$401.7	$311.9	29%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$88.0	$20.4		$360.2	$243.1
Less: Earnings allocated to participating securities	(0.3)	(0.1)		(1.3)	(0.8)
Net income available to common shareholders (GAAP measure) [a]	$87.7	$20.3	332%	$358.9	$242.3	48%

Adjusted Net Income (1)	$94.2	$82.9		$401.7	$311.9
Less: Earnings allocated to participating securities	(0.3)	(0.3)		(1.4)	(1.1)
Adjusted net income available to common shareholders [b]	$93.9	$82.6	14%	$400.3	$310.8	29%

Denominator:
Average number of common shares outstanding [c]	54.5	54.6		54.6	54.8
Potential dilutive shares	0.2	0.4		0.3	0.3
Average number of diluted shares outstanding [d]	54.7	55.0		54.9	55.1

Earnings per share (GAAP measure):
Basic [a] / [c]	$1.61	$0.37		$6.57	$4.42
Diluted [a] / [d]	$1.60	$0.37	332%	$6.54	$4.39	49%

Adjusted earnings per diluted share (1) [b] / [d]	$1.72	$1.50	15%	$7.29	$5.64	29%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Change	2018	2017	Change
Net Sales [a]	$1,144.1	$917.7	25%	$4,481.7	$3,668.8	22%

Operating Income
GAAP measure [b]	$136.6	$126.5	8%	$556.9	$518.8	7%
Aclara acquisition-related and transaction costs	7.6	6.7		50.3	6.7
Adjusted operating income (1) [c]	$144.2	$133.2	8%	$607.2	$525.5	16%

Operating margin
GAAP measure [b] / [a]	11.9%	13.8%	-190 bps	12.4%	14.1%	-170 bps
Adjusted operating margin (1) [c] / [a]	12.6%	14.5%	-190 bps	13.5%	14.3%	-80 bps

Electrical segment	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Change	2018	2017	Change
Net Sales [a]	$666.6	$634.9	5%	$2,660.6	$2,532.8	5%

Operating Income
GAAP measure [b]	$74.3	$78.8	(6)%	$320.8	$294.0	9%
Acquisition-related and transaction costs	—	—		—	—
Adjusted operating income (1) [c]	$74.3	$78.8	(6)%	$320.8	$294.0	9%

Operating margin
GAAP measure [b] / [a]	11.1%	12.4%	-130 bps	12.1%	11.6%	+50 bps
Adjusted operating margin (1) [c] / [a]	11.1%	12.4%	-130 bps	12.1%	11.6%	+50 bps

Power segment	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Change	2018	2017	Change
Net Sales [a]	$477.5	$282.8	69%	$1,821.1	$1,136.0	60%

Operating Income
GAAP measure [b]	$62.3	$47.7	31%	$236.1	$224.8	5%
Acquisition-related and transaction costs	7.6	6.7		50.3	6.7
Adjusted operating income (1) [c]	$69.9	$54.4	28%	$286.4	$231.5	24%

Operating margin
GAAP measure [b] / [a]	13.0%	16.9%	-390 bps	13.0%	19.8%	-680 bps
Adjusted operating margin (1) [c] / [a]	14.6%	19.2%	-460 bps	15.7%	20.4%	-470 bps

HUBBELL INCORPORATED
Adjusted EBITDA
(unaudited)
(in millions)

	Three Months Ended December 31,
	2018	2017	Change
Net income	$89.2	$22.4	298%
Provision for income taxes	25.5	89.5
Interest expense, net	17.8	9.7
Other expense, net	4.1	4.9
Depreciation and amortization	35.6	23.5
Aclara transaction costs in Operating income	0.2	6.7
Loss on extinguishment of debt	—	—
Subtotal	83.2	134.3
Adjusted EBITDA (1)	$172.4	$156.7	10%

	Twelve Months Ended December 31,
	2018	2017	Change
Net income	$366.1	$249.9	46%
Provision for income taxes	100.9	193.2
Interest expense, net	72.3	44.0
Other expense, net	17.6	21.6
Depreciation and amortization	148.4	98.2
Aclara transaction costs in Operating income	9.5	6.7
Loss on extinguishment of debt	—	10.1
Subtotal	348.7	373.8
Adjusted EBITDA (1)	$714.8	$623.7	15%

HUBBELL INCORPORATED
Non-GAAP Financial Measures
(unaudited)
(in millions)

Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	December 31, 2018	December 31, 2017
Total Debt	$1,793.2	$1,055.2
Total Hubbell Shareholders’ Equity	1,780.6	1,634.2
Total Capital	$3,573.8	$2,689.4
Total Debt to Total Capital	50%	39%
Total Debt	$1,793.2	$1,055.2
Less: Cash and investments	254.5	447.2
Net Debt (2)	$1,538.7	$608.0
Net Debt to Total Capital (2)	43%	23%

Free Cash Flow Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$177.9	$150.4	$517.1	$379.0
Less: Capital Expenditures	(25.5)	(26.5)	(96.2)	(79.7)
Free cash flow (3)	$152.4	$123.9	$420.9	$299.3

HUBBELL INCORPORATED
Supplementary Earnings Information
(unaudited)
(in millions, except per share amounts)

	Three Months Ended
	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017
Pre-tax
Aclara acquisition-related and transaction costs (a)	$8.1	$11.4	$10.6	$23.5	$7.0

After-tax
Aclara acquisition-related and transaction costs	$6.2	$8.7	$8.1	$18.6	$6.0
Income tax expense associated with U.S. tax reform	$(1.4)	$(4.0)	$—	$—	$56.5

Weighted average diluted shares	54.7	54.9	54.9	55.1	55.0

Per-share amounts
Aclara acquisition-related and transaction costs	$0.12	$0.16	$0.15	$0.34	$0.11
Income tax expense associated with U.S. tax reform	$(0.03)	$(0.07)	$—	$—	$1.02

Depreciation and amortization
Legacy - Depreciation	$16.3	$14.5	$14.4	$14.2	$13.7
Legacy - Amortization of identifiable intangibles	8.4	8.7	8.8	9.2	8.6
Legacy - Other Amortization	1.7	1.6	0.9	2.2	1.2
Aclara - Depreciation	1.8	1.8	1.9	1.2	—
Aclara - Amortization of identifiable intangibles	7.4	9.9	10.3	13.2	—
Total depreciation and amortization	$35.6	$36.5	$36.3	$40.0	$23.5

(a) Includes the amortization of identified intangible assets, inventory step-up amortization expense and professional services and other fees that are recognized in Operating income as well as costs associated with financing for the Aclara transaction that are recognized in interest expense.

HUBBELL INCORPORATED
Supplementary Earnings Information
(unaudited)
(in millions)

In March 2017, the FASB issued an Accounting Standards Update (ASU 2017-07) relating to the presentation of net periodic pension costs and net periodic post-retirement benefit cost. The new guidance requires the service component of net periodic pension and post-retirement benefit costs to be reported in the same income statement line item as other employee compensation costs, and the other components to be reported outside of operating income. The Company adopted the requirements of the new standard in the first quarter of 2018 and applied the guidance on a retrospective basis, as required by the standard. The impact to our fiscal quarters and year-ended 2017 is shown in the table below (in millions):

	Three Months Ended				Twelve Months Ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2017
Cost of goods sold	$(0.9)	$(0.8)	$(0.8)	$(0.8)	$(3.3)
Selling & administrative expenses	(2.9)	(3.0)	(3.0)	(2.9)	(11.8)
Total operating expenses	(3.8)	(3.8)	(3.8)	(3.7)	(15.1)
Operating income	3.8	3.8	3.8	3.7	15.1
Total other expense	(3.8)	(3.8)	(3.8)	(3.7)	(15.1)
Net income	$—	$—	$—	$—	$—

HUBBELL INCORPORATED
Footnotes
Non-GAAP Information

(1) References to "adjusted" operating measures exclude the impact of certain costs. Management believes these adjusted operating measures provide useful information regarding our underlying performance from period to period and an understanding of our results of operations without regard to items we do not consider a component of our core operating performance. Adjusted operating measures include adjusted operating income, adjusted operating margins, adjusted net income, adjusted net income available to common shareholders, adjusted earnings per diluted share, and adjusted EBITDA. Our adjusted operating measures for the three and twelve months ended December 31 will exclude, where applicable:

◦
Aclara acquisition-related and transaction costs, which includes the amortization of identified intangible assets and inventory step-up amortization expense and professional services and other fees that were incurred in connection with the acquisition of Aclara,

◦	Income tax effects associated with U.S. Tax Reform recognized in the fourth quarter of 2017,

◦	The loss on early extinguishment of long-term debt recognized in the third quarter of 2017 from the redemption of all of our $300 million of long-term notes that were scheduled to mature in 2018,

◦	Adjusted EBITDA also excludes the Other expense, net caption and interest income.

Effective with results of operations reported in the first quarter of 2019, "adjusted" operating measures will exclude the amortization of identified intangible assets of all of the company's acquisitions.

Each of these adjusted operating measures are non-GAAP measures. Management uses the adjusted measures when assessing the performance of the business. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables within this press release.

(2) Net debt (defined as total debt less cash and investments) to total capital is a non-GAAP measure that we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.

(3) Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.